Exhibit 99.1
For Immediate Release — April 26th, 2007
Telular Corporation Announces Second Quarter 2007
Results Driven by Strong Telguard and Terminal Revenue
     Quarterly Highlights:
•	Telguard adds 42,000 new service subscribers

•	Telguard product sales increase 257% over last year

•	FCP inventory and receivables reductions drive significant improvement in cash flow from operations

•	Eliminates all outstanding debt
CHCAGO, IL USA—Telular Corporation (NASDAQ: WRLS)

Telular Corporation reported revenue of $21.0 million for its second quarter ended March 31, 2007. The Company reported a second quarter net loss of $1.8 million, or $0.10 per share, compared to a net loss of $1.9 million, or $0.12 per share, for the second quarter of fiscal year 2006. Included in this quarter’s net loss were increased charges over the prior year’s quarter for amortization ($1.0 million); inventory valuation reserves ($0.6 million); and workforce reduction charges ($0.2 million).
Second quarter Fixed Cellular Terminal (FCT) revenues of $16.3 million increased 122% from last year; with Telguard® product sales increasing 257% to $8.5 million, service revenue rising 59% to $4.2 million and Phonecell® terminal sales increasing 55% to $3.6 million. Second quarter Fixed Cellular Phone (FCP) revenue was $4.6 million.
“In the second quarter, we continued to dominate the residential cellular security market with our leading advanced cellular security solutions product, Telguard Digital,” explained Michael J. Boyle, president and chief executive officer of Telular Corporation. “During the quarter, we added 42,000 subscribers to our service network and continued to see a steady uptake for our solutions. Additionally, we are excited about the growth in our Terminal products, where we have identified new opportunities in the enterprise, SOHO, government and residential customer segments worldwide. We have made strong progress focusing our resources on the higher value Telguard and terminal business and transforming the phone business into a cash generating segment.”
“We continued to strengthen gross margins, which were up 10 percentage points from the prior year period despite increased inventory provisions,” said Jeffrey L. Herrmann, executive vice president of Telular. “We made meaningful improvements in our balance sheet and generated free cash flow that we used to eliminate all outstanding indebtedness. During the quarter, cash flow from operations was $3.8 million,” added Mr. Herrmann.

Investor Conference Call
Telular’s quarterly conference call will be held today at 10:00 A.M. Central Time. To participate on the teleconference from the United States and Canada dial 1-800-240-2430 (International dial +1-303-262-2050. You may also monitor the call via webcast at www.telular.com (select Earnings Conference Calls in Investor Relations).
About Telular
Telular Corporation is a leader in the design and manufacturing of wireless products. Telular’s proprietary telecommunications interface technology enables standard phones, fax machines, computer modems or monitored alarm systems to utilize available cellular wireless service for either primary or back-up telecommunications. Their product lines incorporate the latest CDMA and GSM cellular standards and are marketed worldwide. Headquartered in Chicago, Illinois, Telular has regional sales offices in Atlanta, Delhi, Mexico City, Miami and Singapore. For further company information, visit Telular at http://www.telular.com.
Source: Telular Corporation
Contact: Brinlea Johnson
Blueshirt Group
Phone: 415-489-2189
FAX: 415-217-7721
E-mail:brinlea@blueshirtgroup.com
Please be advised that some of the information in this release presents the Company’s intentions, beliefs, judgments and expectations of the future and are forward-looking statements. It is important to note that the Company’s actual results could differ materially from these forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s report on Form 10-K for the fiscal year ended September 30, 2006. Copies of these filings may be obtained by contacting the Company or the SEC.

TELULAR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
AND STATEMENTS OF CASH FLOWS
(Dollars in thousands, except share data)
BALANCE SHEETS

	March 31,	September 30,
	2007	2006
	(Unaudited)
ASSETS
Cash and cash equivalents	$7,962	$6,799
Restricted cash	950	—
Trade receivables, net	21,570	25,495
Inventories, net	8,082	12,405
Prepaid expenses and other current assets	511	1,887

Total current assets	39,075	46,586

Property and equipment, net	4,028	4,625
Other assets	3,903	6,726

Total assets	$47,006	$57,937

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$11,189	$19,125
Total stockholders’ equity *	35,817	38,812

Total liabilities and stockholders’ equity	$47,006	$57,937

     *  At March 31, 2007, 18,239,807 shares were outstanding
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS

	Six Months Ended March 31,
	2007	2006
	(Unaudited)	(Unaudited)

Net cash provided from (used) in operating activities	$5,753	$(6,132)

Net cash provided from (used in) investing activities	(1,288)	9,051

Subtotal net cash provided before financing activities	$4,465	$2,919

Net cash provided by (used in) financing activities	(3,302)	30

Net increase in cash and cash equivalents	$1,163	$2,949

TELULAR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share data)
Unaudited

	Three Months Ended March 31,		Six Months Ended March 31,
	2007	2006	2007	2006
Revenues:
Net product sales	$16,723	$21,703	$35,604	$42,933
Service revenue	4,228	2,660	7,989	5,193

Total revenue	20,951	24,363	43,593	48,126

Cost of sales:
Net product cost of sales	13,201	19,000	27,431	36,721
Service cost of sales	2,204	1,422	4,420	2,803

Total cost of sales	15,405	20,422	31,851	39,524

Gross margin	5,546	3,941	11,742	8,602

Engineering and development expenses	1,932	1,877	3,921	3,595
Selling and marketing expenses	2,859	2,448	5,711	5,434
General and administrative expenses	1,453	1,515	2,802	2,729
Amortization	1,198	150	2,751	300
Goodwill impairment loss	—	—	563	—

Total operating costs	7,442	5,990	15,748	12,058

Loss from operations	(1,896)	(2,049)	(4,006)	(3,456)

Other income, net	58	116	22	265

Loss before income taxes	(1,838)	(1,933)	(3,984)	(3,191)
Income taxes, net of tax benefit	—	—	—	—

Net loss	$(1,838)	$(1,933)	$(3,984)	$(3,191)

Net loss per common share:

Basic	$(0.10)	$(0.12)	$(0.22)	$(0.20)
Diluted	$(0.10)	$(0.12)	$(0.22)	$(0.20)

Weighted average number of common shares outstanding:

Basic	18,126,714	16,133,518	18,097,779	16,126,890
Diluted	18,126,714	16,133,518	18,097,779	16,126,890